Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the inclusion into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A of of our reports dated October 6, 1998 on the financial statements and financial highlights included in the August 31, 1998 Annual Reports to Shareholders of Retirement Money Market Portfolio and Retirement Government Money Market Portfolio.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
October 16, 1998